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                                                                   EXHIBIT 10.11

                     WEB ADVERTISING AND PROMOTION AGREEMENT

         This Web Advertising and Promotion Agreement (the "Agreement") is made this __ day of January 2000 (the "Effective Date") by and between Greenlight.com, a Delaware corporation ("Greenlight"), and AutoTrader.com, a Delaware limited liability company ("AutoTrader").

         In consideration of the mutual promises contained herein, the parties agree as follows:

         1. Definitions. The following terms are used in this Agreement with the respective meanings set forth below:

                  "AutoTrader Brand Features" shall mean AutoTrader's trademarks, service marks, logos, navigation and other distinctive brand features of AutoTrader.

                  "AutoTrader Jump Page" shall mean the page maintained on the AutoTrader Site that is the first page a user sees when clicking on an AutoTrader Link from Greenlight and contains AutoTrader Brand Features and return link to Greenlight.

                  "AutoTrader Links" shall mean the hyperlinks placed by Greenlight under this Agreement on the Greenlight Site, which hyperlinks shall link to the AutoTrader Jump Page.

                  "AutoTrader Site" shall mean the web site owned and operated by AutoTrader currently located at http://www.autotrader.com (as well as any AutoTrader-controlled co-branded version(s) of the site).

                  "Click-Throughs" shall mean a user presence at the Greenlight Site that originated from any Greenlight Link placed by AutoTrader on the AutoTrader Site or contained in any E-Mail messages or newsletters sent to AutoTrader Site users under this Agreement.

                  "Greenlight Banner Advertisements" shall mean Greenlight banner advertisements that promote the goods and/or services of Greenlight and permit users to navigate directly to the Greenlight Jump Page.

                  "Greenlight Brand Features" shall mean Greenlight's trademarks, service marks, logos, navigation and other distinctive brand features of Greenlight.

                  "Greenlight Competitor" shall mean any person or entity offering new automobiles for sale online. See Exhibit B. Greenlight Competitors shall not include dealerships selling new cars at physical lots or the automobile manufacturers listed on Exhibit A.

                  "Greenlight Jump Page" shall mean the page maintained on the Greenlight Site that is the first page a user sees when clicking on a Greenlight Link from the AutoTrader Site and contains the Greenlight Brand Features as well as a return link to AutoTrader. The Greenlight Jump Page will also include AutoTrader Brand Features to the extent permissible in connection with Greenlight's other contractual obligations.

                  "Greenlight Links" shall mean the hyperlinks placed by AutoTrader under this Agreement including, without limitation, Greenlight Banner Advertisements, Liner Ads and New Car Page content which hyperlinks shall link to the Greenlight Jump Page.

                  "Greenlight Site" shall mean the web site owned and operated by Greenlight currently located at http://www.greenlight.com.

                  "Phase I" represents the aspects of this Agreement that do not require more than 2 engineering days to implement (e.g. banner ads).

                  "Phase II" represents aspects of this Agreement that require 12 weeks lead time for implementation (e.g. New Car Page).


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                  "Phase III" represents aspects of this Agreement that require
24 weeks of lead time for implementation (e.g. Liner Ads)

                  "Promotional E-Mail Message" shall mean any e-mail message created and attributed to AutoTrader that contains promotional material targeting individuals who have given AutoTrader permission to receive emails.

                  "Term" shall mean the period beginning on the Effective Date and continuing for 12 months following the launch date of Phase III, as specified by Section 7.1, below.

         2.       Promotion for the Greenlight Site.

                  2.1 Promotion on the New Car Page. From the period beginning no later than 12 weeks after both (i) the Effective Date and (ii) the date that Greenlight has delivered all creative and technical elements required to create Greenlight's presence (as described below) on the AutoTrader site ("Phase II") and throughout the remainder of the Term, AutoTrader agrees to:

                           (a)      maintain a web page on the AutoTrader Site
for customers interested in purchasing new automobiles (the "New Car Page"). This page shall include contextual information giving consumers the opportunity to buy a NEW car through Greenlight.com as well as Greenlight Brand Features and links to the Greenlight Site. This information and corresponding links to the Greenlight Site shall occupy space at least equivalent to the space dedicated to the New Car Information , and will be no less than 50% of the space dedicated to new car information on the AutoTrader Site today (that is, the space within the new car information box represented in Exhibit D). Pursuant to AutoTrader's agreement with America On Line (AOL), these features will be seen only by AutoTrader users who did not reach the AutoTrader Site via AOL, AOL.com or Compuserve.com;

                           (b)      place such New Car Page no more than one
level below the home page of the AutoTrader Site and shall make it reachable by clicking on a "New Car Info" link located in a prominent position (above the fold on a 600x800 screen) on the home page of the AutoTrader Site;

                           (c)      cooperate with Greenlight to develop
programs and/or promotional offers to encourage consumers to click into the New Car Page; and

                  2.2 Liner Ads. As soon as is possible using commercially reasonable efforts, but no later than August 1, 2000 (phase III) and throughout the remainder of the Term, AutoTrader agrees to:

                           (a)      include a contextual Greenlight Link in or
near all search results AutoTrader provides to persons searching for used automobiles on the AutoTrader Site when users request models up through the current or prior model year (e.g. for any search on the Effective Date of this Agreement, through model years 1999 or 2000). The link will be in the form of the search results that include Greenlight new cars, with such search results sorted in a mutually agreeable manner, with the parties working together to include Greenlight cars in results listed 3rd through 5th on the list. Pursuant to AutoTrader's agreement with America On Line (AOL), these features ("Liner Ads") will be seen only by AutoTrader users who did not reach the AutoTrader Site via AOL, AOL.com or Compuserve.com;

                           (b)      provide to Greenlight a desired format for
the Greenlight Link contextual information in order to place the information on the AutoTrader site; and

                           (c)      cooperate with Greenlight in passing to
Greenlight the necessary information from a customer's search request on the AutoTrader Site in order to allow Greenlight to provide relevant information to the customer regarding new automobiles offered for sale on the Greenlight Site.

                  2.3 Liner Ads Substitute. Starting as of the commencement of Phase II and continuing through (but ending as of) the launch of the Liner Ads (Phase III), Autotrader will include an advertising panel in the used car search results that will be placed directly below the navigation bar on the left and measure approximately 100x100 pixels in size. (See example in Exhibit E). This panel can be customized by Greenlight by making it


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specific to the make and model of the automobile for which any search is made and will be shown to all users who request models up through the current or prior model year (e.g. for any search on the Effective Date of this Agreement, through model years 1999 or 2000). Pursuant to AutoTrader's agreement with America On Line (AOL), these features will be seen only by AutoTrader users who did not reach the AutoTrader Site via AOL, AOL.com or Compuserve.com.

                  2.4 Purchase of Rights to Send E-Mail Messages. AutoTrader maintains a list (the "Registered Users List") of those users of the AutoTrader Site who have provided their consent to receive e-mail messages from AutoTrader and its marketing partners. The Registered Users List currently contains approximately 50,000 addressees, and is updated on a continuing basis. During the Term of this Agreement, Greenlight shall commit to causing AutoTrader to send a Greenlight promotional e-mail message to users on the Registered Users List 3 times per calendar year at a cost of Fifteen Cents ($0.15) per user. AutoTrader will invoice Greenlight following each issuance of an e-mail message to the Registered Users List and Greenlight will pay fees for such use of the Registered Users List within 30 days of AutoTrader's invoice.

                  2.4.1 Exclusivity. During the Term of this Agreement, AutoTrader will not solicit Registered User List purchases from Greenlight Competitors. Should a Greenlight Competitor approach AutoTrader to request the purchase of rights to send e-mail messages to the Registered User List, Greenlight shall have right of first refusal to purchase the right to send an additional e-mail message (in addition to those Greenlight is obligated to purchase pursuant to
                           Section 2.4, above) to the Registered User List instead at the price of Fifteen Cents ($0.15) per user. In the event that Greenlight does not exercise its right of first refusal, AutoTrader will be free to sell the right to the Greenlight Competitor.

                           2.4.1.1 Newsletter Participation Option. Greenlight shall have an option but not obligation to participate in AutoTrader's partner e-mail newsletter, on a space-available basis. Such newsletter consists of a message about the AutoTrader site composed by AutoTrader and sent to the Registered Users List. Each newsletter will contain up to four AutoTrader partner messages. Partner messages shall be created by the partners and approved by AutoTrader. The first partner message shown in the newsletter shall be the lead partner and such partner shall pay Seven Cents ($0.07) for each addressee receiving the e-mail message. All other partners shall pay Five Cents ($0.05) for each addressee receiving an e-mail message. In the event that Greenlight participates in any such newsletter, Greenlight shall pay AutoTrader the appropriate fee within thirty (30) days of AutoTrader's invoice therefor.

                           2.4.1.2 E-Mail Click-Throughs. Click-Throughs generated by Greenlight's purchase of the right to send e-mails to the Registered Users List and Greenlight's participation in any AutoTrader newsletter e-mails will count toward the bonus traffic targets outlined in
                                    Section 3.4.

                  2.5 Advertising on the AutoTrader Site. Beginning on February 1, 2000 ("Phase I"), AutoTrader agrees to:

                           (a)      provide a minimum of 1,400,000 impressions
of Greenlight Banner Advertisements on the AutoTrader Site per calendar month;

                           (b)      use its commercially reasonable efforts to
display the Greenlight Banner Advertisement impressions evenly throughout the month and throughout the day;

                           (c)      use its commercially reasonable efforts to
display the Greenlight Banner Advertisements to users of the AutoTrader Site located in the geographically targeted regions set forth in Exhibit C;

                           (d)      place the Greenlight Banner Advertisements
in prominent areas of the AutoTrader Site to be determined by mutual agreement between Greenlight and AutoTrader and aimed at communicating the services provided by Greenlight;


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                           (e)      use commercially reasonable efforts to
periodically review and adjust the placement of Greenlight Banner Advertisements as necessary to improve the Click-Through rate; and

                           (f)      monitor the number of Greenlight Banner
Advertisement Impressions, and provide written reports thereof, including number of impressions and number of Click-Throughs, on a monthly basis.

                  2.6 Inclusion in Barter Queue. Beginning on February 1, 2000, Auto Trader agrees to include one Greenlight banner (468x60 pixels in size) and one home page tile (88x31 pixels in size) in its excess inventory barter queue, without charge to Greenlight. Impressions of these banners and tiles are not included in the advertising impressions listed above, but Click-Throughs will count toward AutoTrader's referral quantity bonus traffic targets outlined in Section 3.4. These banners and tiles are intended to generate approximately One (1) million impressions per month (based on November, 1999 traffic on the AutoTrader Site, but AutoTrader does not guarantee any particular number of impressions.

         3. Compensation & Guarantees for Greenlight Promotion on the AutoTrader Site.

                  3.1      Slotting Fees.

                           (a)      In consideration of AutoTrader's performance
of its obligations set forth in Section 2.1, Greenlight will pay AutoTrader a slotting fee of Twenty-Five Thousand Dollars ($25,000) per month from the date of Phase II implementation throughout the remainder of the Term. The slotting fee shall be paid by Greenlight for each calendar month by the first day of the following calendar month.

                           (b)      In consideration of AutoTrader's performance
of its obligations set forth in Section 2.2 & 2.3, Greenlight will pay AutoTrader a slotting fee of Fifteen Thousand Dollars ($15,000) per month (separate from and in addition to the fee specified by Section 3.1(a), above) from date of Phase II implementation throughout the remainder of the Term. The slotting fee shall be paid by Greenlight for each calendar month by the first day of the following calendar month.

                           (c)      In connection with the fees set forth in
Sections 3.1(a) and (b) above, following the commencement of Phase II, AutoTrader will guarantee 30,000 Click-Throughs per calendar month to the Greenlight Site as a result of the Greenlight Links placed by AutoTrader on the AutoTrader Site pursuant to Sections 2.1 and 2.2. In the event that AutoTrader fails to deliver the number of Click-Throughs described in this Section 3.1(c) during any month, then AutoTrader shall have the following calendar month to make up the shortfall. For purposes of this Section 3.1(c), to "make up the shortfall" means that AutoTrader shall have delivered 100% of the Click-Throughs due for following calendar month, plus additional Click-Throughs in an amount equal to the number of Click-Throughs which AutoTrader failed to deliver during the preceding month in question. In the event that AutoTrader fails to make up the shortfall, then AutoTrader shall subtract from Greenlight's monthly fees for the next calendar month One Dollar and Sixty Cents ($1.60) for each Click-Through in the shortfall. Both Greenlight and AutoTrader will track numbers of Click-Throughs. Assuming Greenlight's and AutoTrader's numbers are within 5% of each other, payments and counts shall be based on Greenlight's numbers. If Greenlight's and AutoTrader's numbers are not within 5% of each other, each party shall have 30 days to review its tracking methods and propose new numbers. If at the end of 30 days the numbers still differ by more than 5%, each party has the right to audit the other party's tracking methods and the party found to be in error shall pay expenses for both audits. Parties will send traffic reports for each calendar month by the 10th day of the following.

                           (d)      For purposes of this Section 3.1, in the
event that Phase II commences on other than the first day of a calendar month, or the Term of this Agreement ends on other than the last day of a calendar month, the slotting fees and numbers of required Click-Throughs for any month during which the applicable period of AutoTrader's performance is not a complete calendar month shall be pro-rated based on the number of days in the applicable period of performance during the month as compared to the number of days in the calendar month.

                  3.2      Advertising Fees.

                  (a) In consideration for AutoTrader's performance of its obligations set forth in Section 2.5, Greenlight agrees to pay AutoTrader an advertising fee of Thirty-Five Thousand Dollars ($35,000) per month,


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starting at the launch of Phase I. In the event AutoTrader delivers less than the guaranteed number of Greenlight impressions set forth in Section 2.5 for any calendar month during the Term, then AutoTrader shall have the following calendar month to make up the shortfall. For purposes of this Section 3.2, to "make up the shortfall" means that AutoTrader shall have delivered 100% of the Greenlight impressions due for such following calendar month, plus additional Greenlight impressions in an amount equal to the number of Greenlight impressions which AutoTrader failed to deliver during the preceding calendar month in question. In the event that AutoTrader fails to make up the shortfall in one month, then AutoTrader will provide two times the total shortfall amount in the following month (in addition to the amounts set forth in this Agreement).

                  (b) For purposes of this Section 3.2, in the event that the Term of this Agreement ends on other than the last day of a calendar month, the advertising fee and guaranteed number of Greenlight impressions for such final month shall be pro-rated based on the number of days in the applicable period of performance during the month as compared to the number of days in the final calendar month.

                  3.3 Referral Quality Bonus. Greenlight agrees to pay AutoTrader a bonus of Five Thousand Dollars ($5,000) for every 100 vehicles it sells to users initially reaching the Greenlight Site through any Click-Throughs from the AutoTrader Site or AutoTrader e-mails or newsletters during any calendar month. (e.g., if AutoTrader users buy between 100 and 199 vehicles from Greenlight during a calendar month, Greenlight will pay a bonus of $5,000. If AutoTrader users buy between 200 and 299 vehicles from Greenlight during a calendar month, Greenlight will pay a bonus of $10,000. If AutoTrader users buy between 300 and 399 vehicles from Greenlight during a calendar month, Greenlight will pay a bonus of $15,000, and so on). The bonus for any given month will be paid by Greenlight by the end of the following calendar month. Beginning as of the commencement of Phase II, Greenlight shall take all appropriate measures to track the identity of users initially reaching the Greenlight Site through AutoTrader Click-Throughs and their purchases of vehicles, even if their purchases of vehicles take place on subsequent sessions that do not originate through AutoTrader Click-Throughs.

                  3.4 Referral Quantity Bonus. Separate from any payments listed above in Sections 3.1, 3.2 and 3.3, Greenlight agrees to pay AutoTrader a fee of Ten Thousand Dollars ($10,000) for any month in which more than 65,000 AutoTrader users reach Greenlight.com through AutoTrader site links, banners, tiles, e-mail promotions or newsletters. The bonus for any given month will be paid by Greenlight by the end of the following calendar month.

         4. Promotion of the AutoTrader Site on the Greenlight site. During the Term beginning as of the commencement of Phase II, Greenlight shall maintain a web page on the Greenlight Site dedicated to customers interested in purchasing used automobiles (the "Used Car Page"). This page shall include contextual information about giving consumers the opportunity to buy a USED car through Greenlight's partner, AutoTrader, as well as AutoTrader Brand Features and AutoTrader Links.

         5. Co-Marketing Program. Both parties agree to make good faith efforts to discuss and develop additional co-marketing opportunities, subject to agreement of the parties, and which may include, marketing programs in television and other off-line media.

         6.       Other Responsibilities of the Parties.

                  6.1 Creation of New Car Page. AutoTrader shall be responsible for the user interface and the placement of the Greenlight Links on the AutoTrader Site in accordance with the terms of this Agreement. AutoTrader agrees to show Greenlight a mock-up of the proposed "New Car Page" with the appropriate Greenlight Brand Features and Greenlight Links in time to allow 2 weeks of edits and review prior to the launch of Phase II. AutoTrader agrees that Greenlight may vary the Greenlight Links no more than twice per quarter, unless otherwise agreed to in writing by AutoTrader. Greenlight shall provide AutoTrader all URLs, URL formats (as applicable), content, branding and other materials necessary for AutoTrader to provide the Greenlight Links on the applicable pages.

                  6.2 Creation of Jump Pages. Greenlight is responsible for creating the Greenlight Jump Page which shall contain a return link to AutoTrader in a manner (size & placement) reasonably acceptable to AutoTrader for consumers who reach Greenlight through a Greenlight Link provided in connection with Phase II and Phase III implementation on the AutoTrader site. The Greenlight Jump Page will also include AutoTrader Brand Features to the extent permissible in connection with Greenlight's other contractual obligations. Approximately 30 days prior to the launch of Phase II. AutoTrader shall provide to Greenlight


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all URLs, URL formats (as applicable), content, branding and other materials necessary for Greenlight to create the Greenlight Jump Page. Greenlight shall secure AutoTrader's consent to the design and content of the Greenlight Jump Page before implementation, such consent not to be unreasonably withheld or delayed. AutoTrader is responsible for creating the AutoTrader Jump Page containing a return link to Greenlight for consumers who reach AutoTrader through an AutoTrader Link on the Used Car Page and the Trade-In Page of the Greenlight site. As soon as possible after the Effective Date of this Agreement, Greenlight shall provide to AutoTrader all URLs, URL formats (as applicable), content, branding and other materials necessary for AutoTrader to create the co-branded AutoTrader Jump Page. AutoTrader shall secure Greenlight's consent to the design and content of the AutoTrader Jump Page before implementation, such consent not to be unreasonably withheld or delayed.

                 6.3 Creation of Used Car Page and Trade In Page. Greenlight shall be responsible for the user interface and the placement of the AutoTrader Links on the Greenlight Site in accordance with the terms of this Agreement. Greenlight shall secure AutoTrader's consent to the design and content of the Used Car Page before launch, such consent not to be unreasonably withheld or delayed. Greenlight agrees to show AutoTrader a mock-up of the proposed "Used Car Page" with the appropriate AutoTrader Brand Features and AutoTrader Links in time to allow 2 weeks of review and edits prior to the launch of the Used Car Page. Greenlight will be building a Trade In Page on its website to be deployed no later than the launch of Phase II of this contract. This Trade-In page will include AutoTrader as a partner and will include a link to the AutoTrader site, Greenlight agrees to show Autotrader a mock-up of the proposed "Trade In Page" with the appropriate AutoTrader Links in time to allow 2 weeks of review and edits prior to the launch of the Trade In Page. AutoTrader shall promptly provide Greenlight all URLs, URL formats (as applicable), content, and other materials necessary for Greenlight to provide the AutoTrader Links on the applicable pages.

                  6.4 Greenlight Grant of License. Greenlight hereby grants to AutoTrader a non-exclusive, worldwide, fully paid license to use, reproduce and display the Greenlight Brand Features, contextual and new car information provided by Greenlight and advertising copy provided by Greenlight solely for the purposes and on the pages of the AutoTrader Site, and in applicable e-mails and newsletters to the Registered Users List, as described in this Agreement. Greenlight shall have the right to review and approve or disapprove of any use by AutoTrader of Greenlight Brand Features and, in the event that Greenlight disapproves any such use, Greenlight may revoke the license granted by this
Section 6.5 with respect to that use.

                  6.5 AutoTrader Grant of License. AutoTrader hereby grants to Greenlight a non-exclusive, worldwide, fully paid license to use, reproduce and display the AutoTrader Brand Features solely for the purposes and on the pages of the Greenlight Site, as described in this Agreement. AutoTrader shall have the right to review and approve or disapprove of any use by Greenlight of AutoTrader Brand Features and, in the event that AutoTrader disapproves any such use, AutoTrader may revoke the license granted by this Section 6.5 with respect to that use.

                  6.6 Notice of Unauthorized Uses. Each party agrees to promptly notify the other party of any unauthorized use of the other party's Brand Features of which it has actual knowledge. Each party shall have the sole right and discretion to bring proceedings alleging infringement of its Brand Features or unfair competition related thereto; provided, however, that each party agrees to provide the other party with its reasonable cooperation and assistance with respect to any such infringement proceedings, at the other party's expense.

                  6.7 Ownership Rights. As between the parties, each party or its licensors and third party information and content providers retains all rights, title and interest in and to all of the information, content, data, designs, materials and all copyrights, patent rights, trademark rights and other proprietary rights thereto (collectively, "Intellectual Property") provided by it pursuant to this Agreement and in and to its web site(s) (except for the Intellectual Property of the other party contained therein). Except as expressly provided herein, no other right or license with respect to any copyrights, patent rights, trademark rights or other proprietary rights is granted under this Agreement. All rights not expressly granted hereunder by a party are expressly reserved to such party and its licensor and information and content providers.

                  6.8 Exclusivity. AutoTrader agrees that it will not enter into any agreement with a Greenlight Competitor that would result in any promotion during the Term of such Greenlight Competitor on the AutoTrader Site, including any advertising or other links to such Greenlight Competitor on the AutoTrader Site.

         7.       Termination.

                  7.1 Term. Unless terminated as set forth herein, this Agreement shall commence on the Effective Date and remain in effect until the expiration of the Term, 12 months following launch of Phase III of the Greenlight links on the AutoTrader site. This period of time will be known as the Initial Term. This Agreement will


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automatically renew on a month to month basis after the Initial Term unless either Party provides a 60 day termination notice in writing to the other party.

                  7.2 Termination by Either Party with Cause. If either party is in material breach of the terms of this Agreement, the Agreement may be terminated with 30 days notice if the party in breach does not remedy the breach within 30 days of receiving written notice from the other party detailing the specific breach. This Agreement may also be terminated immediately by either party upon written notice to the other party if the other party: (a) becomes insolvent; (b) files a petition in bankruptcy; or (c) makes an assignment for the benefit of its creditors.

                  7.3 Survival. The provisions of Sections 6.7, 8.1, 8.3, 8.4, 9.1, 9.2, 10, and 11.1, as well as any payment obligations under Section 3 arising during the Term but payable thereafter, shall survive expiration or termination of this Agreement.

         8.       Confidential Information and Publicity.

                  8.1 Terms and Conditions. The terms and conditions of this Agreement shall be considered confidential and shall not be disclosed to any third parties except to such party's accountants or attorneys. Notwithstanding the foregoing, either party may make disclosures required by law without the consent of the other party and in such event, prompt notice thereof shall be provided to the other party. Neither party shall make any public announcement regarding the existence of this Agreement without the other party's prior written approval and consent.

                  8.2 Publicity. AutoTrader and Greenlight shall issue a joint press release regarding this Agreement that is approved by both parties prior to distribution to the media.

                  8.3 Nondisclosure. AutoTrader and Greenlight have previously entered into a Mutual Nondisclosure Agreement, dated January 14, 2000, and expressly acknowledge that such Mutual Nondisclosure Agreement remains in full force and effect in accordance with its terms during the term of this Agreement.

                  8.4 User Information. All information and data provided to AutoTrader by users of the AutoTrader Site or otherwise collected by AutoTrader relating to user activity on the AutoTrader Site shall be retained by and owned solely by AutoTrader. All information and data provided to Greenlight by users of the Greenlight Site or otherwise collected by Greenlight relating to user activity on the Greenlight Site shall be retained by and owned solely by Greenlight. Each party agrees to adopt and comply with an appropriate privacy policy for its respective web site. In addition, each party shall use such information obtained by users originating on the web site of the other party only as authorized by the user and shall not disclose, sell, license or otherwise transfer any such user information to any third party or use such user information for the transmission of "junk mail", "spam", or any other unsolicited mass distribution of information.

         9.       Representations and Warranties/Indemnification.

                  9.1 By Greenlight: Greenlight represents and warrants that (i) it has the right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) it has the right to grant to licenses granted by it hereunder; (iii) it has all rights necessary to create and/or host the Greenlight Site and display the content thereof to users; and
(iv) no Greenlight Brand Feature, material, product, information, data or service produced, distributed, offered or provided by Greenlight, including, without limitation, the online sale of new automobiles, or any material presented on any site on the Internet produced, maintained, or published by Greenlight, will infringe in any manner any copyright, patent, trademark, trade secret or any other intellectual property right of any third party, will be or contain any material or information that is obscene, defamatory, libelous, slanderous, or that violates any law or regulation, will be negligently performed, or will otherwise violate or breach any duty toward, or rights of any person or entity, including, without limitation, rights of publicity, privacy or personality, or will otherwise result in any consumer fraud, product liability, tort, breach of contract, injury, damage or harm of any kind to any person or entity. Greenlight, at its own expense, will indemnify, defend and hold harmless AutoTrader and its employees, representatives, agents and affiliates, against any claim, suit, action, or other proceeding brought against AutoTrader based on or arising from a claim that is based on or would constitute a breach of any of the foregoing warranties; provided, however, that in any such case: (a) AutoTrader provides Greenlight with prompt


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notice of any such claim and (b) AutoTrader permits Greenlight to assume and control the defense of such action upon Greenlight's written acknowledgment of the obligation to indemnify. Greenlight will not enter into any settlement or compromise of any such claim without AutoTrader's prior written consent, which shall not be unreasonably withheld. Greenlight will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys' fees and costs awarded against or otherwise incurred by AutoTrader in connection with or arising from any such claim, suit, action or proceeding.

                  9.2 By AutoTrader: AutoTrader represents and warrants that (i) it has the right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) it has the right to grant to licenses granted by it hereunder; (iii) it has all rights necessary to create and/or host the AutoTrader Site and display the content thereof to users; and
(iv) no AutoTrader Brand Feature, material, product, information, data or service produced, distributed, offered or provided by AutoTrader, including, without limitation, the provision of online information about or sale of used automobiles, or any material presented on any site on the Internet produced, maintained, or published by AutoTrader, will infringe in any manner any copyright, patent, trademark, trade secret or any other intellectual property right of any third party, will be or contain any material or information that is obscene, defamatory, libelous, slanderous, or that violates any law or regulation, will be negligently performed, or will otherwise violate or breach any duty toward, or rights of any person or entity, including, without limitation, rights of publicity, privacy or personality, or will otherwise result in any consumer fraud, product liability, tort, breach of contract, injury, damage or harm of any kind to any person or entity. AutoTrader, at its own expense, will indemnify, defend and hold harmless Greenlight and its employees, representatives, agents and affiliates, against any claim, suit, action, or other proceeding brought against Greenlight based on or arising from a claim that is based on or would constitute a breach of any of the foregoing warranties; provided, however, that in any such case: (a) Greenlight provides AutoTrader with prompt notice of any such claim and (b) Greenlight permits AutoTrader to assume and control the defense of such action upon AutoTrader's written acknowledgment of the obligation to indemnify. AutoTrader will not enter into any settlement or compromise of any such claim without Greenlight's prior written consent, which shall not be unreasonably withheld. AutoTrader will pay any and all costs, damages, and expenses, including, but not limited to, reasonable attorneys' fees and costs awarded against or otherwise incurred by Greenlight in connection with or arising from any such claim, suit, action or proceeding.

         10. Limitation of Liability. EXCEPT AS PROVIDED IN SECTION 9, UNDER NO CIRCUMSTANCES SHALL GREENLIGHT, AUTOTRADER, OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS.

         11.      General Provisions.

                  11.1 Independent Contractors. It is the intention of AutoTrader and Greenlight that AutoTrader and Greenlight are, and shall be deemed to be, independent contractors with respect to the subject matter of this Agreement, and nothing contained in this Agreement shall be deemed or construed in any manner whatsoever as creating any partnership, joint venture, employment, agency, fiduciary or other similar relationship between AutoTrader and Greenlight.

                  11.2 Entire Agreement. This Agreement, together with all Exhibits, represents the entire agreement between AutoTrader and Greenlight with respect to the subject matter hereof and thereof and shall supersede all prior agreements and communications of the parties, oral or written, between AutoTrader and Greenlight, except for the Mutual Nondisclosure Agreement referenced in Section 8.3, above, which shall continue as specified in Section 8.3.

                  11.3 Amendment and Waiver. No amendment to, or waiver of, any provision of this Agreement shall be effective unless in writing and signed by both parties. The waiver by any party of any breach or default shall not constitute a waiver of any different or subsequent breach or default.

                  11.4 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof.

                  11.5 Successors and Assigns. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party, which shall not unreasonably be withheld, conditioned or delayed. Notwithstanding the foregoing, either party may assign this Agreement to any Affiliate of that party, or to an entity who acquires substantially all of the stock or assets of that party; provided that consent will be required in the event that the non-assigning party reasonably determines that the assignee will not have sufficient capital or assets to perform its obligations hereunder. For purposes of this Agreement, "Affiliate" means any person or entity that controls, is controlled by or under common control with a party. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted transferees, successors and assigns.

                  11.6 Force Majeure. Neither party shall be liable for failure to perform or delay in performing any obligation under this Agreement (other than an obligation to make payment of any monies) if such failure or delay is due to fire, flood, earthquake, strike, war (declared or undeclared), embargo, blockade, legal prohibition, governmental action, riot, insurrection, damage, destruction or any other similar cause, not existing as of the date of this Agreement, beyond the control of such party; provided, that the affected party shall promptly notify the other party of the occurrence of the event of force majeure and take all reasonable steps to necessary to resume performance of it obligations so interfered with.

                  11.7 Notices. All notices, requests and other communications called for by this Agreement shall be deemed to have been given immediately if made by telecopy or electronic mail (confirmed by concurrent written notice sent via overnight courier for delivery by the next business day), if to AutoTrader at the physical and electronic mail addresses set forth on the signature page of this Agreement, and if to Greenlight at the physical and electronic mail addresses set forth on the signature page of this Agreement, or to such other addresses as either party shall specify to the other. Notice by any other means shall be deemed made when actually received by the party to which notice is provided.

                  11.8 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason, such provision shall be deemed restated, in accordance with applicable law, to reflect as nearly as possible the original intentions of the parties, and the remainder of the Agreement shall be in full force and effect.

                  11.9 Sole Responsibility/Operation of Sites. Greenlight will remain solely responsible for the operation of the Greenlight Site, and AutoTrader will remain solely responsible for the operation of the AutoTrader Site. Subject to the terms of this Agreement, each party retains sole right and control over the programming, content and conduct of transactions over its respective Internet-based service. Each party shall provide or arrange for facilities, including communications links, sufficient to provide responsive access to its web site, the proper functioning of which shall be monitored 24 hours per day, every day, with the goal of achieving the highest level of reliability taking into account reasonable scheduled downtime for periodic maintenance and upgrades. Each party shall also provide or arrange for the provision of service, support and maintenance on hardware and software utilized in the operation of its web site, such support to be by technical support personnel proficient in the operation and maintenance of such hardware and software and who shall be available or on call 24 hours per day, every day. Each party acknowledges, however, that neither party can guarantee uninterrupted availability of its web site, and that the Greenlight Site and the AutoTrader Site may be subject to temporary shutdowns due to causes beyond the operating party's reasonable control.

                  11.10 Counterparts. This Agreement may be executed in two counterparts, both of which taken together shall constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile transmission.

                  11.11 Authority. Each of AutoTrader and Greenlight represents and warrants that the negotiation and entry of this Agreement will not violate, conflict with, interfere with, result in a breach of, or constitute a default under any other agreement to which they are a party.

                  11.12 Attorneys' Fees. The prevailing party in any action to enforce this Agreement shall be entitled to reimbursement of its expenses, including reasonable attorneys' fees.

         This Web Advertising and Promotion Agreement has been executed by the duly authorized representatives of the parties, effective as of the Effective Date.

AUTOTRADER                               GREENLIGHT.COM


By: /s/ Dave Raphael                     By: /s/ Alison Wagonfeld
   -----------------------------------      ------------------------------------
     Dave Raphael                             Alison Wagonfeld
     Vice President, National Accounts        Vice President of Marketing

Address: 5775 Peachtree Dunwoody Road    Address: 66 Bovet Road, Suite 100
         Suite A-200                              San Mateo, California 94402
         Atlanta, GA 30342

Tel.:    (404) 843-7458                  Tel:     (650) 356-5702
Fax:     (404) 275-4844                  Fax:     (650) 356-5720
email:   dave.raphael@AutoTrader.com     email:   alison@greenlight.com

           [SIGNATURE PAGE TO WEB ADVERTISING AND PROMOTION AGREEMENT]

EXHIBIT A
The following list is meant to exemplify OEM's to whom AutoTrader reserves the right to continue selling advertising and/or partnerships to during the term of the agreement. The list also implicitly includes any divisions or subsidiaries of the OEMs listed. This list may be revised upon mutual agreement by AutoTrader and Greenlight during the term.
         GM
         Ford
         Daimler-Chrysler
         Honda
         Toyota
         Nissan
         Mazda
         Mitsubishi
         Subaru
         Suzuki
         Hyundai
         Daewoo
         Kia
         Daihatsu
         Audi
         BMW
         Volkswagon
         Porsche
         Rolls-Royce
         Bentley
         Volvo
         Saab
         Peugeot
         Lambourghini
         Ferrari
         Fiat
         Alfa Romeo
         Lotus

Exhibit B - List of Greenlight Competitors

   - For the purposes of offering exclusivity to Greenlight, a Greenlight Competitor is defined as companies selling new cars via the web. This list may be revised upon mutual agreement by AutoTrader and Greenlight during the term. Examples include:

         CarsDirect.com
         CarOrder.com
         Driveoff.com
         Invoice Dealers
         AutonationDirect
         Autoweb
         CarPoint
         Auto-By-Tel
         CarPrices

EXHIBIT C
Schedule of geographically targeted areas by month:

     February, 2000: Greensboro, Atlanta, Orlando, Jacksonville, San Diego,
                     Tampa, Portland

     March, 2000: To be Provided no later than February 15.

EXHIBIT D (area in Red Outline is defined as space dedicated to New Car Information, sec. 2.1a)

                      [SCREEN SHOT OF NEW CAR INFORMATION]

EXHIBIT E (Area in Green outline intended to represent the Liner Ad Substitute panel described in Section 2.3)

                      [SCREEN SHOT OF LINER ADVERTISEMENT]


                                       -2-